Exhibit 99.1

For Immediate Release

ARMORED AUTOGROUP ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION

DANBURY, CT, July 8, 2014 – Armored AutoGroup Inc. (formerly known as Viking Acquisition Inc.) (“Armored AutoGroup” or the “Company”) announced today that it has commenced a solicitation (the “Solicitation”) of consents (the “Consents”) upon the terms and subject to the conditions set forth in a Consent Solicitation Statement dated July 8, 2014 (as it may be amended or supplemented from time to time, the “Statement”), and the accompanying Form of Consent (the “Consent Form”), to certain proposed amendments (the “Proposed Amendments”) to the Indenture, dated as of November 5, 2010, as supplemented by that certain Indenture Supplement for Joinder of Guarantors (the “Indenture”), by and among the Company, the guarantors parties thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), governing the Company’s 9.25% Senior Notes due 2018 (the “Notes”).

The Proposed Amendments seek to permit certain financing transactions of the Company and its subsidiaries, including the entry by the Company into a new secured credit agreement and commitments in connection therewith and the redemption of certain outstanding notes of IDQ Acquisition Corp. and IDQ Holdings, Inc.  In addition, Armored AutoGroup Parent Inc. intends to contribute AAG IDQ Acquisition Corporation and its shares of IDQ Acquisition Corp. to the capital of the Company, subject to the successful completion of the Solicitation and the related financing transactions.  The Proposed Amendments would amend the Indenture to permit the Company to (i) incur liens resulting in a Consolidated Secured Debt Ratio (as defined in the Indenture) of no greater than 4.00 to 1.00 and (ii) incur indebtedness under the new credit agreement. The Proposed Amendments will be effected by a supplemental indenture to the Indenture that is described in more detail in the Statement (the “Supplemental Indenture”).

The Solicitation will expire at 5:00 p.m., New York City Time, on Monday, July 21, 2014, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”).

Only holders of record of the Notes (each, a “Holder” and collectively, the “Holders”) as of 5:00 p.m., New York City time, on July 7, 2014 (such time and date, the “Record Date”) may deliver Consents pursuant to the Consent Solicitation. Upon the terms and subject to the conditions of the Solicitation, promptly after the Expiration Date, the Company will pay to each Holder , who has delivered (and has not validly revoked) a valid Consent in respect of the Notes, $5.00 in cash for each $1,000 principal amount of such Notes in respect of which a valid Consent was so delivered (and was not validly revoked) (the “Consent Consideration”) if the conditions set forth in the Statement have been satisfied or, where permitted, waived. Holders of Notes who deliver Consents but validly revoke their Consent in accordance with the Statement, or who deliver Consents after the Expiration Date, will not receive the Consent Consideration.

The Company’s obligation to accept the Consents that are validly delivered and not validly revoked is conditioned on, among other things, (i) receipt of valid Consents (which Consents have not been validly revoked) with respect to a majority in aggregate principal amount of the outstanding Notes (the

“Requisite Consent”) prior to the Expiration Date and (ii) the execution and effectiveness of the Supplemental Indenture giving effect to the Proposed Amendments.

If the Requisite Consent is received prior to the expiration of the Expiration Date, the Proposed Amendments will be promptly adopted. If the Proposed Amendments are approved and the Supplemental Indenture giving effect to the Proposed Amendments is entered into by the Company, the Guarantors and the Trustee, the Proposed Amendments will bind all Holders of the Notes, including those who did not give their Consent. If the Requisite Consent is not received prior to the Expiration Date, the Proposed Amendments will not be adopted, pursuant to the Solicitation.

Armored AutoGroup has engaged J.P. Morgan Securities LLC to act as Solicitation Agent and Ipreo LLC to act as Information and Tabulation Agent for the Solicitation. Questions regarding the Solicitation may be directed to J.P. Morgan Securities LLC at (212) 834-4811 (collect) or (866) 834-4666 (toll free). Requests for documents relating to the Solicitation may be directed to Ipreo LLC at (212) 849-3880.

This press release is for informational purposes only and the Solicitation is only being made pursuant to the terms of the Statement and the related Consent Form. The Solicitation is not being made to, and the Consents are not being solicited from, Holders of Notes in any jurisdiction in which it is unlawful to make such Solicitation or grant such Consent. None of Armored AutoGroup, the Guarantors, the Trustee, the Solicitation Agent or the Information and Tabulation Agent makes any recommendation as to whether or not Holders should deliver Consents. Each Holder must make its own decision as to whether or not to deliver Consents.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause certain results to differ materially from the statements made. Armored AutoGroup takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup is the leading global manufacturer and marketer of automotive appearance, performance, and do-it-yourself A/C recharge products sold under iconic brands that include Armor All®, STP®, A/C Pro®, and Tuff Stuff®.  Headquartered in Danbury, Connecticut, with key operations in Europe, the Americas and Asia, the Company has annual revenues approaching $500 million.  Armored AutoGroup has assembled a team of industry veterans with successful track records in innovation and solutions for the automotive aftermarket, experience managing global businesses, and making successful acquisitions.  The global Armored AutoGroup team consists of approximately 350 associates in locations throughout the world.

Armored AutoGroup was formed by Avista Capital Partners, a leading private equity investment firm, through the acquisition of the auto care division of Clorox in November, 2010.  In March, 2014, the Company expanded the business with the purchase of IDQ Acquisition Corp., the leading manufacturer of do-it-yourself air conditioner recharge products.